Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 31, 2009 relating to the financial statements and financial statement schedule, which appears in Harris Interactive Inc.’s Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Rochester, New York December 21, 2009